U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP Filed pursuant to
  Section 16(a) of the Securities Exchange Act of 1934,
  Section      17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person 1

   McCormick               Robert                 A.
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   (Last)                  (First)             (Middle)
   c/o Trustco Bank                 5 Sarnowski Drive
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                                    (Street)

   Glenville                          NY                  12302
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   (City)                           (State)              (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     TrustCo Bank Corp NY (TRST)

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.   Statement for Month/day/Year

     January 8, 2003

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)
      Chairman

7.   Individual or Joint/Group Filing (Check applicable line)
     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                           2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                         Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock               1/08/03        G               13,636       D             1,466,031          D
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                                                 Page 1 of 2
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
4(b)(v).


     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                 (Over)
                                                        SEC 1474 (3-99)


FORM 4 (continued)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
==================================================================================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date       Title   Shares  5)       4)        4)       4)

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Stock Option
(Right to Buy)
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                                                             Page 2 of 2





/s/ Henry C. Collins                                             1/08/03
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      **Signature of Reporting Person                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.